Exhibit 10.10

FIRST AMENDMENT TO EMPLOYMENT AgREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is entered into by and between The Lovesac Company, a Delaware corporation (the “Company”), and Donna Dellomo (the “Executive”), effective as of October 2, 2019 (the “Effective Date”).

RECITALS

WHEREAS, Executive and the Company previously entered into that certain Employment Agreement effective as of October 26, 2017 (the “Employment Agreement”); and

WHEREAS, Executive and the Company wish to amend the Employment Agreement to memorialize certain agreements between them regarding Executive’s employment relationship.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Annual Bonus. Section 3.2 of the Employment Agreement is hereby amended and restated as follows:

3.2 Annual Bonus.

(a) Beginning with fiscal year 2020, the Company shall pay Executive during the Term an annual bonus of up to 60% of the Base Salary (“Annual Bonus”), provided that Executive achieves performance targets determined by the Board (or a compensation committee thereof) and as adjusted to take into account the aggregate cash bonuses payable or paid to the chief executive officer, chief operating officer and chief financial officer in respect of the applicable fiscal year. In the event that the Company achieves at least 90% of all of its annual performance targets for the applicable completed fiscal year, the Annual Bonus in respect of such fiscal year shall be 15% of the Base Salary. In the event that the Company achieves at least 100% of all of its annual performance targets for the applicable completed fiscal year, the Annual Bonus in respect of such fiscal year shall be 50% of the Base Salary. In the event that the Company achieves at least 110% of all of its annual performance targets for the applicable completed fiscal year, the Annual Bonus in respect of such fiscal year shall be 60% of the Base Salary. Performance between 90% and 110% of the applicable performance targets will be interpolated relative to the next threshold on a linear basis and, in the case of multiple performance targets, by determining the average percentage achieved for the performance targets.

(b) The Executive must remain employed through the bonus payment date to receive any Annual Bonus, provided, however, that in the event of termination of the Executive’s employment by the Company, for any reason other than for Cause (as defined below), and the performance targets are achieved in accordance with Section 3.2(a), Annual Bonuses shall be awarded pro rata based on the proportion of such fiscal year served by the Executive. The Executive shall not be entitled to any such pro rata Annual Bonuses in any fiscal year occurring after the fiscal year in which the Executive was terminated. The Annual Bonus will be determined by the Board after receipt of the Company’s audited financials for the applicable year.

2.	Incentive Compensation. Section 3.3 of the Employment Agreement is hereby deleted in its entirety.

3.	Termination with Good Reason or without Cause. Clause (ii) of Section 4.4 of the Employment Agreement is hereby amended and restated as follows:

(ii) coverage under the Company’s group health plan under COBRA, if elected, paid for by the Company (or be reimbursed for the premiums therefor),

4.	Entire Agreement. The Employment Agreement, as amended by this Amendment, and the Company’s 2017 Equity Incentive Plan, including any equity grant documents under such plan, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, to the extent they relate in any way to the subject matter hereof or thereof. In the event of an inconsistency between the terms of this Amendment and the Employment Agreement, the terms of this Amendment will control. Except as modified hereby, all terms and conditions of the Employment Agreement will remain in full force and effect and likewise apply to this Amendment.

5.	Governing Law. This Amendment shall be governed by and construed and enforced in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

6.	Counterparts; Facsimile Signatures. This Amendment may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Amendment may be transmitted by e-mail in pdf or similar format or facsimile and such transmissions shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

THE LOVESAC COMPANY

By:	/s/ Jack Krause
Name:	Jack Krause
Title:	President and Chief Operating Officer

Donna Dellomo

/s/ Donna Dellomo

3